Exhibit 99.1


                 METTLER-TOLEDO INTERNATIONAL INC. REPORTS
                         THIRD QUARTER 2005 RESULTS

         - - STRONG OPERATING PERFORMANCE WITH 7% SALES GROWTH - -
         - - SHARE REPURCHASE PROGRAM INCREASED BY $200 MILLION - -

GREIFENSEE, Switzerland and COLUMBUS, Ohio, USA - November 3, 2005 - Mettler-Toledo International Inc. (NYSE: MTD) today announced net earnings of $25.6 million, or $0.60 per share on a diluted basis, for the quarter ended September 30, 2005. Net earnings in the quarter included two non-recurring tax items that resulted in a net tax charge of $0.12 per share. As more fully described below, the items consisted of a tax charge related to the earnings repatriation associated with the American Jobs Creation Act offset in part by the favorable resolution of certain tax matters. In the third quarter of 2004, net earnings per share were $0.54 and included $0.04 per share in investigation-related costs. Excluding these one-time items in both periods, net earnings per share increased 24%.

Sales for the quarter were $365.4 million, compared with $342.0 million in the prior year, an increase of 7%. Local currency sales growth was 7% as well. By region, local currency sales growth was 5% in the Americas, 7% in Europe and 11% in Asia / Rest of World. Adjusted operating income for the quarter amounted to $50.9 million, compared with the prior year quarter of $40.9 million which included $2.7 million of investigation-related costs. Excluding the one-time item in the prior year, adjusted operating income increased 17%.

Sales for the nine-month period were $1.071 billion, compared with $1.005 billion in the prior year. This represents a 7% increase in reported sales, consisting of 5% local currency sales growth and a 2% increase due to currency. By region, local currency sales growth was 5% in the Americas, 3% in Europe and 10% in Asia / Rest of World. For the nine-month period, net earnings per share were $1.49 in 2005 which included the non-recurring tax charge of $0.12 per share mentioned above and $0.30 per share charge in the second quarter related to the previously-disclosed pipette litigation. Net earnings per share on a diluted basis in 2004 were $1.57 which included $0.06 per share in investigation costs. Excluding the one-time items in both nine-month periods, net earnings per share increased 17%. Adjusted operating income for the nine-month period was $138.0 million in 2005, compared with the prior period amount of $120.4 million which included $3.9 million of investigation-related costs. Excluding the one-time item in the prior period, adjusted operating income increased 11%.

Cash flow from operations in the quarter was $60.3 million, compared with $47.0 million last year, an increase of 28%. Cash flow from operations for the nine-month period was $117.6 million, versus $121.9 million in the prior period. The Company repurchased 675,900 shares of its common stock in the third quarter and 2,181,800 shares in the nine-month period.

Robert F. Spoerry, Chairman, President and Chief Executive Officer, stated, "We are very pleased with our strong sales growth, operating profit increase and cash flow generation in the quarter. EPS growth, excluding one-time items, was excellent. All key businesses demonstrated sales increases while food retailing and transportation and logistics were particularly strong. Furthermore, sales growth was robust in all geographic regions. The solid sales performance across this broad range of products and markets reflects well on our many new product introductions and the execution of Project Spinnaker which aims to improve the effectiveness of our sales, service and marketing organization."

Spoerry concluded, "As we look towards 2006, we are cautiously optimistic that we can add another year of solid sales and earnings growth. We are well positioned competitively and will benefit from the execution of our strategic initiatives. Our caution relates principally to the global economy and we will continue to closely monitor it and adjust our plans should conditions change. Based on an economic environment and market conditions similar to today's, we are currently targeting 2006 EPS in the range of $3.20 to $3.25, assuming local currency sales growth in the range of 5%." The Company noted that beginning in 2006, its stock-based compensation program will be expensed as per the guidelines of FAS 123R. The guidance provided does not reflect an approximate $0.13 per share expense for its stock-based compensation program. The Company added that it expects 2005 EPS to be approximately $2.80, which excludes the one-time items mentioned earlier.

The Company currently has a $300 million stock repurchase program through the end of 2006 of which $210.5 million has been expended to date. The Company announced that the Board of Directors today authorized an additional $200 million in share repurchases through December 31, 2007. Spoerry commented, "We believe that our share repurchase program reflects our confidence in the strength of our franchise and will continue to enhance shareholder value. Our balance sheet is very strong and combined with our excellent cash flow generation allows us to repurchase shares without constraining our acquisition strategy." The Company added that repurchases will be made through open market transactions, and the timing will depend on the level of acquisition activity, business and market conditions, stock price, trading restrictions and other factors.

As mentioned earlier, in the third quarter of 2005, the Company reported two non-recurring tax items that resulted in a net tax charge of $0.12 per share. The items consist of non-recurring tax expense of $13.1 million or $0.30 per share relating to the impact of earnings repatriation associated with the American Jobs Creation Act ("AJCA"). AJCA was enacted in October 2004 and allows U.S. corporations to repatriate accumulated income earned abroad at a substantially reduced tax rate. The Company intends to repatriate approximately $400 million of cash by December 31, 2005. The Company expects that AJCA will result in tax savings of approximately $44 million over the coming years. The other item included in the third quarter is a tax benefit of $7.7 million or $0.18 per share relating to the favorable resolution of certain tax matters. Excluding the impact of these two discrete items, the Company's effective tax rate in the quarter was approximately 30%.

The Company has reconciled adjusted operating income to net earnings, the most comparable U.S. GAAP measure, in the attached schedules.

The Company will host a conference call to discuss its third quarter results today (Thursday, November 3) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company's website at www.mt.com.

METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development. In addition, the Company is the world's largest manufacturer and marketer of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications. Additional information about METTLER TOLEDO can be found on the World Wide Web at "www.mt.com."

Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see "Factors affecting our future operating results" in Part I, Item 1, of the Company's Annual Report on Form 10-K for the fiscal year December 31, 2004. The Company assumes no obligation to update this press release.

                                   METTLER-TOLEDO INTERNATIONAL INC.
                                  COMPARATIVE FINANCIAL INFORMATION
                               (amounts in thousands except share data)

                                               THREE months ended                THREE months ended
                                               September 30, 2005                September 30, 2004
                                                      (unaudited)   %                    (unaudited)   %
Net sales                                 $   365,428 (a)       100.0         $   342,048          100.0
Cost of sales                                 186,422            51.0             176,293           51.5
                                          -----------           -----         -----------          -----
Gross profit                                  179,006            49.0             165,755           48.5

Research and development                       19,315             5.3              20,190            5.9
Selling, general and administrative           108,777            29.8             104,683  (c)      30.6
                                          -----------           -----         -----------          -----
Adjusted operating income                      50,914            13.9              40,882           12.0

Amortization                                    2,816             0.8               2,925            0.9
Interest expense                                4,006             1.1               2,909            0.8
Other charges (income), net                      (249)           (0.1)               (135)          (0.0)
                                          -----------           -----         -----------          -----
Earnings before taxes                          44,341            12.1              35,183           10.3

Provision for taxes                            18,723 (b)         5.1              10,555            3.1
                                          -----------           -----         -----------          -----
Net earnings                              $    25,618             7.0         $    24,628            7.2
                                          ===========           =====         ===========          =====

Diluted per share amounts:

Net earnings                              $      0.60                         $      0.54

Weighted average number of common shares   42,893,530                          45,520,086


Notes:

(a) Local currency sales increased 7% as compared to the same period in 2004.

(b) Includes a net tax charge of $5.4 million, or $0.12 per share, related to earnings repatriation associated with the American Jobs Creation Act ($13.1 million) offset in part by the favorable resolution of certain tax contingencies ($7.7 million).

(c) Includes $2.7 million ($1.9 million after-tax), or $0.04 per share, of costs related to an investigation into allegations made by an employee with respect to the Company and various company processes.


                                METTLER-TOLEDO INTERNATIONAL INC.
                              CONSOLIDATED STATEMENTS OF OPERATIONS
                             (amounts in thousands except share data)

                                                      AS REPORTED                  AS REPORTED
                                                      -----------                  -----------
                                               THREE months ended           THREE months ended
                                               September 30, 2005           September 30, 2004
                                                       (unaudited)                  (unaudited)

Net sales                                             $   365,428                  $   342,048
Cost of sales                                             186,422                      176,293
                                                      -----------                  -----------
Gross profit                                              179,006                      165,755

Research and development                                   19,315                       20,190
Selling, general and administrative                       108,777                      104,683
Amortization                                                2,816                        2,925
Interest expense                                            4,006                        2,909
Other charges (income), net                                  (249)                        (135)
                                                      -----------                  -----------
Earnings before taxes                                      44,341                       35,183

Provision for taxes                                        18,723                       10,555
                                                      -----------                  -----------
Net earnings                                          $    25,618                  $    24,628
                                                      ===========                  ===========

Basic earnings per common share:
Net earnings                                          $      0.61                  $      0.56
Weighted average number of common shares               41,786,186                   44,320,477

Diluted earnings per common share:
Net earnings                                          $      0.60                  $      0.54
Weighted average number of common shares               42,893,530                   45,520,086



                                 METTLER-TOLEDO INTERNATIONAL INC.
                                COMPARATIVE FINANCIAL INFORMATION
                             (amounts in thousands except share data)

                                               NINE months ended                   NINE months ended
                                              September 30, 2005                  September 30, 2004
                                                     (unaudited)    %                    (unaudited)    %

Net sales                                  $ 1,071,225 (a)      100.0          $ 1,005,249          100.0
Cost of sales                                  548,999           51.2              521,299           51.9
                                           -----------          -----          -----------          -----
Gross profit                                   522,226           48.8              483,950           48.1

Research and development                        61,053            5.7               61,009            6.0
Selling, general and administrative            323,209           30.2              302,512 (d)       30.1
                                           -----------          -----          -----------          -----
Adjusted operating income                      137,964           12.9              120,429           12.0

Amortization                                     8,615            0.8                8,629            0.8
Interest expense                                11,286            1.1                9,647            1.0
Other charges (income), net                     20,996 (b)        2.0                 (231)          (0.0)
                                           -----------          -----          -----------          -----
Earnings before taxes                           97,067            9.0              102,384           10.2

Provision for taxes                             32,357 (c)        3.0               30,716            3.1
                                           -----------          -----          -----------          -----
Net earnings                               $    64,710            6.0          $    71,668            7.1
                                           ===========          =====           ==========          =====

Diluted per share amounts:

Net earnings                               $      1.49                         $      1.57

Weighted average number of common shares    43,573,821                          45,702,557


Notes:
(a) Local currency sales increased 5% as compared to the same period in 2004.

(b) Includes a $21.8 million ($13.1 million after-tax), or $0.30 per share, one-time pipette litigation charge related to a $19.9 million ($12 million after-tax) non-cash write-off of an intellectual property license and $1.9 million ($1.1 million after-tax) of related legal costs.

(c) Includes a net tax charge of $5.4 million, or $0.12 per share, related to earnings repatriation associated with the American Jobs Creation Act ($13.1 million) offset in part by the favorable resolution of certain tax contingencies ($7.7 million).

(d) Includes $3.9 million ($2.7 million after-tax), or $0.06 per share, of costs related to an investigation into allegations made by an employee with respect to the Company and various company processes.


                          METTLER-TOLEDO INTERNATIONAL INC.
                         CONSOLIDATED STATEMENTS OF OPERATIONS
                        (amounts in thousands except share data)

                                                      AS REPORTED                  AS REPORTED
                                                      -----------                  -----------
                                                NINE months ended            NINE months ended
                                               September 30, 2005           September 30, 2004
                                                      (unaudited)                  (unaudited)

Net sales                                             $ 1,071,225                  $ 1,005,249
Cost of sales                                             548,999                      521,299
                                                      -----------                  -----------
Gross profit                                              522,226                      483,950

Research and development                                   61,053                       61,009
Selling, general and administrative                       323,209                      302,512
Amortization                                                8,615                        8,629
Interest expense                                           11,286                        9,647
Other charges (income), net                                20,996                         (231)
                                                      -----------                  -----------
Earnings before taxes                                      97,067                      102,384

Provision for taxes                                        32,357                       30,716
                                                      -----------                  -----------
Net earnings                                          $    64,710                   $   71,668
                                                      ===========                  ===========

Basic earnings per common share:
Net earnings                                          $      1.53                  $      1.61
Weighted average number of common shares               42,427,364                   44,449,189

Diluted earnings per common share:
Net earnings                                                $1.49                        $1.57
Weighted average number of common shares               43,573,821                   45,702,557



           METTLER-TOLEDO INTERNATIONAL INC.
         CONDENSED CONSOLIDATED BALANCE SHEETS
                 (Amounts in thousands)

                                                    September 30, 2005      December 31, 2004
                                                           (unaudited)

Cash and cash equivalents                                  $   94,396            $    67,176
Accounts receivable, net                                      250,588                271,097
Inventories                                                   152,379                156,539
Other current assets and prepaid expenses                      55,992                 57,545
                                                           ----------            -----------
Total current assets                                          553,355                552,357

Property, plant and equipment, net                            218,075                242,709
Goodwill and other intangibles                                529,984                560,181
Other non-current assets                                      122,001                124,825
                                                           ----------            -----------
Total assets                                               $1,423,415             $1,480,072
                                                           ==========            ===========

Short-term debt                                                $4,388                 $6,913
Accounts payable                                               70,581                 85,129
Accrued and other current liabilities                         263,759                256,204
                                                           ----------            -----------
Total current liabilities                                     338,728                348,246

Long-term debt                                                223,990                196,290
Other non-current liabilities                                 202,884                214,650
                                                           ----------            -----------
Total liabilities                                             765,602                759,186

Shareholders' equity                                          657,813                720,886
                                                           ----------            -----------
Total liabilities and shareholders' equity                 $1,423,415             $1,480,072
                                                           ==========            ===========



                                           METTLER-TOLEDO INTERNATIONAL INC.
                                    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                               (Amounts in thousands)

                                    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           THREE months ended           NINE months ended
                                                             September 30,                September 30,
                                                            2005       2004             2005        2004
                                                         (unaudited) (unaudited)      (unaudited) (unaudited)

Cash flow from operating activities:
  Net earnings                                          $  25,618   $  24,628        $  64,710   $  71,668
  Adjustments to reconcile net earnings to
   net cash provided by operating activities:
    Depreciation                                            6,342       6,728           19,458      19,639
    Amortization                                            2,816       2,925            8,615       8,629
    Other                                                   7,120        (425)          14,698        (144)
      Increase in cash resulting from changes in
       operating assets and liabilities                    18,413      13,150           10,108      22,137
                                                        ---------   ---------        ---------   ---------
        Net cash provided by operating activities          60,309      47,006          117,589     121,929
                                                        ---------   ---------        ---------   ---------
Cash flows from investing activities:
  Proceeds from sale of property, plant and equipment         280         339              874       1,715
  Purchase of property, plant and equipment                (9,123)     (6,850)         (21,046)    (17,517)
  Acquisitions                                             (3,771)     (1,296)          (3,984)     (2,287)
                                                        ---------   ---------        ---------   ---------
       Net cash used in investing activities              (12,614)     (7,807)         (24,156)    (18,089)
                                                        ---------   ---------        ---------   ---------
Cash flows from financing activities:
  Proceeds from borrowings                                 72,699      31,607          159,318      68,345
  Repayments of borrowings                               (107,269)    (28,183)        (130,705)   (114,683)
  Proceeds from exercise of stock options                   7,526       3,993           11,451      10,899
  Repurchases of common stock                             (33,481)    (40,523)        (108,131)    (60,095)
                                                        ---------   ---------        ---------   ---------
       Net cash used in financing activities              (60,525)    (33,106)         (68,067)    (95,534)
                                                        ---------   ---------        ---------   ---------

Effect of exchange rate changes on cash and
 cash equivalents                                           3,362         342            1,854         626
                                                        ---------   ---------        ---------   ---------

Net increase (decrease) in cash and cash equivalents       (9,468)      6,435           27,220       8,932

Cash and cash equivalents:
  Beginning of period                                     103,864      47,613           67,176      45,116
                                                        ---------   ---------        ---------   ---------
  End of period                                         $  94,396   $  54,048        $  94,396   $  54,048
                                                        =========   =========        =========   =========


            RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

Net cash provided by operating activities               $  60,309   $  47,006        $ 117,589   $ 121,929
  Payments in respect of restructuring activities             420         585            1,941       3,320
  Proceeds from sale of property, plant and equipment         280         339              874       1,715
  Purchase of property, plant and equipment                (9,123)     (6,850)         (21,046)    (17,517)
                                                        ---------   ---------        ---------   ---------
    Free cash flow                                      $  51,886   $  41,080        $  99,358   $ 109,447
                                                        =========   =========        =========   =========



                         METTLER-TOLEDO INTERNATIONAL INC.
                           OTHER OPERATING STATISTICS



                   LOCAL CURRENCY SALES GROWTH BY DESTINATION

                                                     Europe   Americas  Asia/RoW    Total
                                                    ----------------------------------------

Three Months Ended September 30, 2005                  7%        5%        11%       7%

Nine Months Ended September 30, 2005                   3%        5%        10%       5%




        RECONCILIATION OF EPS AS REPORTED TO EPS EXCLUDING ONE-TIME ITEMS

                                                           THREE months ended            NINE months ended
                                                              September 30,                 September 30,
                                                           2005          2004           2005           2004
                                                        (unaudited)   (unaudited)    (unaudited)   (unaudited)

EPS as reported, diluted                                   $0.60        $0.54           $1.49        $1.57

Discrete tax items (a)                                      0.12            -            0.12            -
Non-cash intangible write-off and litigation (b)               -            -            0.30            -
Investigation related costs (c)                                -         0.04               -         0.06
                                                          ------        -----          ------        -----
EPS excluding one-time items, diluted                      $0.72        $0.58           $1.91        $1.63
                                                          ======        =====          ======        =====


Notes:
(a) EPS impact of net tax charges related to earnings repatriation associated with the American Job Creation Act ($13.1 million) offset in part by the favorable resolution of certain tax contingencies ($7.7 million).

(b) EPS impact of one-time pipette litigation charge related to a $19.9 million ($12 million after-tax) non-cash write-off of an intellectual property license and $1.9 million ($1.1 million after-tax) of related legal costs.

(c) EPS impact of costs related to an investigation into allegations made by an employee with respect to the Company and various company processes.
